                                                                      EXHIBIT 11

                             FISHER COMPANIES INC.

                       Computation of Per Share Earnings

                                         Six Months Ended             Three Months Ended
                                              June 30                      June 30
                                         1999         1998            1999         1998
                                      -----------  ----------      -----------  ----------

Weighted average common shares
 outstanding during the period:         8,546,168   8,539,028        8,549,952   8,541,699
Dilutive effect of:
   Restricted stock rights                 14,506      24,674           13,088      24,358
   Stock options                           13,652      27,991           12,886      35,741
                                      -----------  ----------      -----------  ----------
     Weighted average shares
     outstanding assuming dilution      8,574,326   8,591,693        8,575,926   8,601,798
                                      ===========  ==========      ===========  ==========

Net income                            $12,830,000  $9,932,000      $10,840,000  $6,557,000
                                      ===========  ==========      ===========  ==========

Net income per common share           $      1.50  $     1.16      $      1.27  $      .77
                                      ===========  ==========      ===========  ==========

Net income per common share
 assuming dilution                    $      1.50  $     1.16      $      1.26  $      .76
                                      ===========  ==========      ===========  ==========
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